Exhibit 99.1

SPACEHAB, Inc.
12130 Highway 3, Bldg. 1
Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB UNVEILS INITIATIVE TO STREAMLINE COMPANY, REDUCE COSTS
Actions Expected to Contribute to Annual Savings of an Estimated $3.9 Million

Houston, Texas, January 18, 2007 — SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced plans to restructure corporate functions and reduce staff to streamline operations, improve efficiency, and lower overhead costs.

The Company anticipates the 15-20% reduction in workforce, approximately 36 positions out of 220, to result in savings of $3.9 million annually. The reductions eliminate redundant capabilities as SPACEHAB’s support of NASA’s space shuttle program moves toward completion of the Company’s last contracted mission, utilizing the Logistics Single Module on STS-118 currently scheduled for launch in June 2007. SPACEHAB announced that none of the Company’s facilities are closing as a result of the plan and that all necessary skills required to successfully support International Space Station resupply, and SPACEHAB’s 22nd, mission remain firmly in place to accomplish all mission critical milestones on time. The Houston, Texas Headquarters and Cape Canaveral, Florida payload processing facility are the only locations impacted by the immediate restructuring. Costs and planned cash expenditures associated with the restructuring are estimated at $450,000.

“After an exhaustive review of our business, we have aligned SPACEHAB’s infrastructure to enable the Company to serve our customers better than ever and achieve our strategic goals,” said SPACEHAB President and CEO Thomas B. Pickens, III. “Concentrating these core resources allows the Company to both maintain our signature high performance and remain competitive in the interest of our customers, partners, and shareholders.”

About SPACEHAB, Incorporated

Incorporated in 1984, SPACEHAB (www.spacehab.com) is a leading provider of commercial space products and services to NASA, international space agencies, Department of Defense, and private customers worldwide. The Company offers end-to-end space access solutions, space systems development, mission integration and pre-launch processing facilities and services, and large-scale government program support services. From securing a spaceflight opportunity and facilitating the integration of spacecraft and payloads for launch, to developing human habitats, supplying the International Space Station, and coordinating the transport and operation of cargo and experiments to and from orbit, SPACEHAB clearly demonstrates that “We Mean Business in Space.”

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com

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